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                                                               Exhibit 3 (a) (3)

                              ARTICLES OF MERGER

                                      OF

                        INTER*ACT OPERATING CO., INC.

                                     INTO

                    INTER*ACT ELECTRONIC MARKETING, INC.

         Inter*Act Electronic Marketing, Inc.(the "surviving corporation"), a corporation organized under the law of North Carolina, hereby submits these Articles of Merger for the purpose of merging its subsidiary corporation, Inter*Act Operating Co., Inc. (the "merging corporation"), a corporation organized under the law of North Carolina, into the surviving corporation.

         1. The Plan of Merger attached hereto as Schedule A was duly approved by the board of directors of the surviving corporation in the manner prescribed by law.

         2. Shareholder approval of the Plan of Merger was not required because the surviving corporation was the owner of 100%of the outstanding shares of each class of the merging corporation and the Plan of Merger does not provide for any changes in the articles of incorporation of the surviving corporation that require shareholder action.

         This the 29th day of December, 1999.

                                            INTER*ACT ELECTRONIC MARKETING, INC.


                                            By:  /s/ Thomas McGoldrick
                                                -------------------------------
                                                     Thomas McGoldrick
                                                     Executive Vice President






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                                                                      SCHEDULE A

                                 PLAN OF MERGER
                        OF INTER*ACT OPERATING CO., INC.,
        A WHOLLY OWNED SUBSIDIARY OF INTER*ACT ELECTRONIC MARKETING, INC.,
                                  WITH AND INTO
                      INTER*ACT ELECTRONIC MARKETING, INC.

         A. Corporations Participating in Merger.

         InterAct Operating Co., Inc., a North Carolina corporation (the "Merging Corporation"), will merge with and into InterAct Electronic Marketing, Inc., a North Carolina corporation, which will be the surviving corporation (the "Surviving Corporation"). The Merging Corporation is a wholly owned subsidiary of the Surviving Corporation.

         B. Name of Surviving Corporation.

         After the merger, the name of the Surviving Corporation will remain "InterAct Electronic Marketing, Inc."

         C. Merger.

         The merger of the Merging Corporation into the Surviving Corporation will be effected pursuant to the terms and conditions of this Plan. Upon the merger becoming effective, the corporate existence of the Merging Corporation will cease, and the corporate existence of the Surviving Corporation will continue. The merger shall be effective upon the filing of the Articles of Merger with the Secretary of State of North Carolina (the "Effective Time").

         D. Conversion and Exchange of Shares.

         1. Surviving Corporation. The outstanding shares of the Surviving Corporation will not be converted, exchanged or altered in any manner as a result of the merger and will remain outstanding as shares of the Surviving Corporation.

         2. Merging Corporation. The outstanding shares of the Merging Corporation immediately prior to the Effective Time shall not be converted but shall be surrendered and cancelled.

         E. Amendments to Articles of Incorporation

         The Articles of Incorporation of the Surviving Corporation are not amended in any way by this Plan of Merger.